Exhibit 10.2
EMPLOYMENT AGREEMENT
BY AND BETWEEN
HARTVILLE GROUP, INC.
AND
CHRISTOPHER R. SACHS
EFFECTIVE: September 19, 2005

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of the September 19, 2005 (the “Effective Date”) by and among HARTVILLE GROUP, INC. (the “Company”) a Nevada corporation, and CHRISTOPHER R. SACHS an individual currently residing at 3287 Lander Road, Pepper Pike, OH 44124 (“Executive”).
WITNESSETH THAT,
WHEREAS, the Company desires to employ Executive in accordance with the terms of this Agreement and Executive desires to be so employed by the Company; and
WHEREAS, the parties desire to set forth the employment understanding and terms and conditions of employment in a written agreement; and Executive wishes to accept such employment upon the terms and subject to the conditions hereinafter set forth;
NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:
1.	EMPLOYMENT

1.1	General Duties and Title

On the Effective Date, the Company hereby employs Executive with the title/s designated in Exhibit A (the “Position Description”) attached hereto and forming a part of this Agreement.

Executive’s primary responsibilities and duties are as described in Exhibit A. The primary responsibilities and duties of the Executive may be altered or amended by either (i) the mutual agreement of the Company and the Executive; or (ii) the establishment of new or modified duties, as determined by the Chief Executive Officer (CEO) after consultation with the Board of Directors of the Company (the “Board”). Any modifications or alterations to the duties assigned to the Executive will be consistent with the customary duties of a Chief Financial Officer and the education, background and experience of the Executive. Executive shall faithfully and substantially perform for the Company all such duties. Executive shall report to and take direction primarily from the CEO. Executive agrees to act in the capacity of a member or officer of such boards as he may be appointed without remuneration other than the remuneration to which Executive is otherwise entitled under this Agreement.

Services rendered by Executive shall be rendered in accordance with recognized insurance and financial industry standards and recognized codes of conduct or ethics. Executive shall further promote and enhance the business purposes of the Company’ by entertainment and other means, including participation in professional organizations and activities, attendance at insurance, financial, or industry conventions and seminars, and membership in insurance or financial industry societies.

2.	TERM

The employment of Executive hereunder shall commence on the Effective Date and shall, unless this Agreement is sooner terminated as provided in Section 9 hereof, continue for one year and thereafter for additional one (1) year terms, provided however, that if written notice of termination of this Agreement is given by party hereto to the other party hereto at least ninety (90) days prior to an Anniversary Date, then this Agreement shall terminate no later than the Anniversary Date next following the date of such notice.

3.	REMUNERATION

The Company (and/or an affiliate acting on behalf of the Company) will pay, or provide, to Executive as compensation for services to be rendered under Section 1 hereof, the following amounts:
(a)	Monthly Base Salary

A base salary (“Base Salary”) at the monthly equivalent rate of One Hundred and Fifty Thousand Dollars ($150,000) per annum.

(b)	Stock Option Rights

Options under a nonstatutory stock option plan to be adopted by the Company in 2006 to purchase up to 350,000 shares of the common stock of the Company on the terms and conditions set forth in a Stock Option Agreement to be adopted by the parties.

(c)	Travel Expenses

The Company shall provide the Executive with a car allowance of $500.00 per month.

(d)	Discretionary Cash Bonus

A cash bonus payable to the Executive at such times and in such amounts as the Company may, in its sole discretion, determine.
4.	WITHHOLDING

Executive agrees that the Company shall withhold from any and all payments required to be made to Executive pursuant to this Agreement all actual or potential Federal, State, local and/or other taxes the Company determines are required or potentially will be required, to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

5.	INSURANCE AND OTHER BENEFIT PLANS

Executive shall be entitled, during the period of employment with the Company, to participate in (i) the life insurance and disability insurance plans available to executives of the Company, including such accidental death or other benefits as may be provided under such plans, and (ii) the health and dental and vision plans available to officers (and their immediate families) of the Company, and (iii) such other employee benefit plans, including all employee welfare benefit plans and employee pension benefit plans, that currently are or will be made generally available to executives and salaried employees of the Company. Participation by or inclusion of the Executive in any benefit plan maintained by the Company shall be provided only to the extent that the Executive is eligible under the terms and conditions of the applicable plan and, if required pursuant to the plan, the employee meets any insurance underwriting or other conditions validly required by the provider or carrier of the plan or the contracts, policies, or other terms of eligibility or participation issued in connection with the plan.

6.	VACATIONS, ILLNESS AND HOLIDAYS

Without any loss or reduction of remuneration, Executive shall be entitled to be absent from Executive’s duties with the Company by reason of vacation for four (4) weeks for each year or illness for (4) four weeks for each year during the term of this Agreement. In addition, the Executive shall be entitled to such national and religious holidays as generally approved by the Company. The Executive shall not be entitled to carry forward any unused sickness, vacation or holiday time accrued during a year to successive years of this Agreement until used.

7.	BUSINESS EXPENSES

The Company recognizes that, in connection with Executive’s performance of his duties, functions and responsibilities hereunder, Executive will incur certain reasonable and necessary expenses. The Company agrees to pay or promptly reimburse Executive for all such reasonable business expenses, which are incurred in connection with the Company’s business, upon the presentation of statements setting forth the nature and amount of such expenses in reasonable detail, in accordance with the Company’s generally applicable guidelines and procedures from time to time.

8.	INDEMNIFICATION

The Company shall indemnify, defend and hold harmless Executive, and shall cause each applicable entity controlled by the Company (defined for purposes of this Section 8 as a “Subsidiary”) to indemnify, defend and hold harmless Executive for general directors and/or officers liability in the normal course of Executive’s services on Company business or Subsidiary business, to the fullest extent allowed by Nevada law and the bylaws of the Company.

To secure its indemnification obligations the Company has and shall maintain in full force and effect through the term of this Agreement directors and officers insurance coverage as determined by the Company, but in no event in an amount less than $2 million. The use of the Company’s insurance coverage or policy to secure its or any Subsidiary’s indemnification obligation shall not, however, limit the obligation of the Company or any Subsidiary to indemnify the Executive for claims or expenses either below the annual or periodic deductible limit in the policy or in excess of the policy limits or for items or events not covered by the policy.

The Company shall be obligated, and shall cause each applicable Subsidiary, to pay the claims or expenses of the Executive required under this Section 8, including defense cost, directly to the third party to whom payment is due and owing, without the necessity of the Executive making such payment and seeking reimbursement from the Company or the Subsidiary.

To the extent that the Executive is successful on the merits or otherwise in defense of any action, suit, or proceeding, or in defense of any claim, issue or matter brought against the Executive, the Executive shall be indemnified by the Company, and the Company shall cause each applicable Subsidiary to indemnify the Company, against all expenses, including defense and legal fees, incurred by the Executive.

The provisions of this Section 8 shall survive the termination or expiration of Executive’s employment under this Agreement irrespective of the reason for such termination, provided that nothing herein shall be construed to provide Executive with any greater coverage or coverage for any period longer than Executive would have been entitled to receive under the terms of such insurance policy referred to herein (other than deductible and policy dollar limits).

9.	TERMINATION OF EMPLOYMENT

9.1	Termination by the Company for Cause

In the event that Executive is removed from office by the Company for cause (as hereinafter defined), the employment of Executive under this Agreement shall terminate and Executive shall be entitled to receive all remuneration and benefits accrued hereunder to the date of such termination except for unvested Options under the Option Plan and insurance which would by its terms lapse.

No other or further payment of benefits under this Agreement will be due upon Termination for Cause, except as required by law, or under the Company’s insurance and other employee benefit plans and the procedures referred to in Sections 5 and 7.

9.2	Definition of Cause

For purposes of this Agreement, the term “cause” shall mean (i) any willful material neglect by Executive, or material failure by Executive to substantially perform the duties and responsibilities of the Executive’s office or offices (other than any such failures resulting from Executive’s incapacity due to illness or injury), or (ii) any malfeasance or gross misconduct by Executive in connection with the performance of any of the duties or responsibilities or otherwise which would, in the view of a reasonable person, be materially prejudicial to the interests of the Company or any of its affiliates if Executive were retained in the respective office or offices, including without limitation, conviction of a felony, or (iii) actual indictment for, or formal admission to a felony or crime of moral turpitude, dishonesty, breach of trust or unethical business conduct or any crime involving the Company, or (iv) repeated material failure to adhere to the policies and directions of the CEO or the Board of Directors, or failure of the Executive to devote sufficient time and efforts to the business of the Company and the duties and responsibilities hereunder so as to result in material impairment of the Executive’s performance hereunder, and with respect to 9.2(i) or 9.2(ii) or 9.2(iv) herein, there has been a failure to cure such breach or a failure to modify Executive’s conduct within 30 days of receiving written notice of such breach specifying the factual reasons supporting the proposed dismissal for cause.

9.3	Determination of For Cause Termination

A determination of a for cause termination shall be made by the Company as follows:
(a)	The CEO shall first make a preliminary determination that the Executive should be reviewed for discharge for cause. The Company will not be required to provide any preliminary notice to the Executive of its intention to investigate the possible discharge of the Executive for cause.

(b)	After investigating the circumstances surrounding the possible for cause termination of the Executive, the Company, through the CEO, may immediately relieve or suspend the Executive from the Executive’s position by providing notice to the Executive. Upon notice of the suspension, the Executive shall immediately vacate the premises and remove all personal property from the premises of the Company. The Company shall have the absolute right to review any and all material in the possession of the Executive on the Company premises to determine those items, which are proprietary to the Company. After sorting the appropriate items, all personal items shall be delivered to the Executive at the location designation reasonably selected by the Executive.

(c)	After concluding its investigation, the Company, through the CEO, shall make a determination whether the Executive should be discharged for cause. The determination for discharge for cause shall be timely communicated in writing to the Executive.

(d)	Until terminated, notwithstanding that any of the foregoing procedures are taking place, or have taken place, the Executive shall be entitled to and shall continue to accrue all remuneration and benefits provided for under this Agreement.
9.4	Termination by the Company Without Cause

The Company expressly reserves the right to terminate the employment, or materially reduce the responsibilities, of Executive at any time for no reason or for any reason.

In the event that Executive’s employment is so terminated or altered under this Section, Executive shall be entitled to receive:

Six (6) monthly payments of the current monthly Base Salary, paid pursuant to the Company’s normal payroll practices

In addition to the above payments if permitted under the appropriate plan documentation and if allowed by law, all health, dental and life insurance coverage provided to Executive under the employee benefit plans will be extended for such period as the Company is obligated to make monthly Base Salary payments to Executive in terms of this Section, unless Executive becomes covered by other employer plans. If coverage extensions are not permitted by law or under the plans, the Company shall pay to the Executive periodic bonuses equal to the insurance premium cost which would have been required as if the Executive were covered under the plan.

Any unvested employer contributions attributable to Executive under any pension plan, shall be accelerated and deemed vested as of the date of termination of employment without cause. If the acceleration of vesting is not permitted by law or under the terms of the plan, the Company shall, in lieu of accelerated vesting, pay a bonus to the Executive in the amount of the account forfeiture under the plan.

9.5	Voluntary Termination by the Executive

Executive shall be entitled, with not less than ninety (90) days written notice, to voluntarily terminate employment with the Company. If Executive elects such termination, Executive shall be entitled to receive the Executive’s monthly Base Salary defined under Section 3 and benefits defined under Section 5 until the end of such notice period. Executive shall also be entitled to exercise any vested rights under Sections 5 and 6.

Even though the Executive is required to give not less than ninety (90) days advance written notice, the Company shall have the option to require that the Executive discontinue service on behalf of the Company at any time upon receipt of advance written notice of the Executive’s election to terminate; provided, however, that in such event the Company shall be required to continue the Base Salary and benefit payments through the ninety (90) day notice period.

9.6	Disability Termination

The Executive’s employment shall terminate if the Executive becomes so disabled as to be unable to substantially perform the services of the character contemplated by this Agreement, and such disability continues for a period of ninety (90) consecutive days. The Executive’s employment shall terminate at the conclusion of the 90-consecutive day disability. In such event, the Executive shall be entitled to receive the Executive’s monthly Base Salary defined under Section 3 and benefits defined under Section 5 until the end of the 90-consecutive day disability period. Executive shall also be entitled to exercise any vested rights under Sections 5 and 6.

For purposes of this Agreement the term “disability” or “disabled” shall mean a physical or mental condition resulting from a bodily injury or disease or mental disorder which renders the Executive incapable of engaging in substantial gainful activity of the character contemplated by this Agreement and which can be expected to be of a long and continued duration. The disability of the Executive shall be determined by the Board based upon competent medical authority. The determination of a disability may be made by the Board independent of such determination being made under any other disability insurance plan sponsored or funded by the Company.

9.7	Termination Due to Executive’s Death

This Agreement shall terminate if the Executive shall die, in which event the Executive’s estate or personal representative shall not be entitled to continue to receive Base Salary payments permitted under Section 3 or other benefits permitted under this Agreement, other than the monthly Base Salary for the period until death and those benefit continuation requirements imposed as a matter of law, With respect to other benefit entitlement under the bonus plan or other similar plans, the Executive’s estate shall only be permitted to such rights or benefits as otherwise provided in those plan documents.

10.	RESTRICTIVE COVENANTS; CONFIDENTIALITY; OWNERSHIP OF PROCEEDS OF EMPLOYMENT,

10.1	Solicitation of Employees; Customers; Agents or Representatives etc.

Executive agrees that, during the term of employment hereunder, and for a period of one (1) year after the Company no longer employs Executive, Executive shall not, directly or indirectly:
(a)	solicit, entice, persuade or induce any individual who is then or has been within the preceding six-month period, an employee of the Company or any of its subsidiaries or affiliates, to terminate his or her employment with the Company or any company controlled by or under common control with the Company (defined for purposes of this Section 10 as an “Affiliate”), or to become employed by or enter into contractual relations with any other individual or entity, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity; or,

(b)	except in accordance with Executive’s duties hereunder, solicit, entice, persuade or induce any individual or entity which is then, or has within the preceding twelve month period been, a customer, distributor or supplier, or policy owner, agent or representative of the Company or any of its Affiliates to terminate or materially reduce his, her or its contractual or other relationship with the Company or any of its subsidiaries or affiliates, and the Executive shall not approach any such customer, distributor, supplier, policy owner, agent or representative for such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity.

(c)	For purposes of this Agreement, where the Executive has been Terminated without Cause under Section 9.4, such restrictive period of one (1) year shall commence at the time provided under 9.4 for the Executive’s receipt of the final monthly payment under Section 9.4.
10.2	Confidential Records

In the course of employment, Executive will have access to confidential information, records, data, specifications, and other knowledge owned by the Company or its subsidiaries or affiliates. Executive agrees that at no time during or after the term of employment shall the Executive remove or cause to be removed from the premises of the Company or its subsidiaries or affiliates, any record, file, memorandum, document, equipment or like item relating to the business of the Company or its subsidiaries or affiliates, except in furtherance of Executive’s duties hereunder, and immediately following the termination of Executive’s employment hereunder or at any other time at the request of the CEO or the Board of Directors, all such records, files, memoranda, documents, equipment and like items then in Executive’s possession will promptly be returned to the Company. Executive further agrees that, during and after the term of employment, Executive shall not without the written consent of the Company or a person authorized thereby, disclose to any person, other than an employee of the Company its subsidiaries or affiliates or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of duties as an executive of the Company, any confidential information obtained by Executive while in the employ of the Company with respect to any business methods, plans, policies, products and/or personnel of the Company or its subsidiaries or affiliates, the disclosure, including speaking with the press, of which would, in the view of a reasonable person, be injurious or damaging to the business of the Company or its subsidiaries, or affiliates, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive), or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

10.3	Ownership of Proceeds of Employment

Executive acknowledges that the Company shall be the sole owner of all the fruits and proceeds of the Executive’s services hereunder, including without limitation all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other properties relating to the businesses of the Company, which Executive may create in connection with and during the term of employment hereunder, free and clear of any claims by the Executive of any kind or character whatsoever (other than Executive’s right to compensation and benefits hereunder).

10.4	Survival

The provisions of this Section 10 shall survive any termination or expiration of Executive’s employment under this Agreement, irrespective of the reason therefore.

10.5	Enforceability; Remedies

The parties hereto agree that a breach by Executive of any of the provisions of Section 10 hereof will cause the Company great and irreparable injury and damage. By reason of this, Executive acknowledges that, in the event of a breach by Executive of any of the provisions of Section 10 hereof, the Company shall be entitled, in addition and as a supplement to any other rights or remedies it may have at law, to the remedies of injunction, specific performance and other equitable relief. This section 10 shall riot, however, be construed as a waiver of any of the rights which the Company may have for damages or otherwise.

11.	MISCELLANEOUS PROVISIONS

11.1	Severability

Executive acknowledges and agrees that (i) Executive has had an opportunity to seek advice of counsel in connection with this agreement and (ii) the Restrictive Covenants contained in Section 10.1 hereof are reasonable in temporal and geographic scope and in all other respects. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remaining provisions hereof shall be given full force and effect without regard to the invalid portions. The Employer and the Executive intend to and hereby confer jurisdiction to endorse the Restrictive Covenants upon the Courts of any jurisdiction within the geographical scope of the covenants.

11.2	Execution in Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart),and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

11.3	Notices

Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a fax) addressed as provided below and if either (a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the US mail, postage prepaid and registered or certified, and (c) in the case of fax, one business day shall have elapsed after dispatch.
If to the Company, to it at the following address:
Hartville Group, Inc.
3840 Greentree Avenue SW

Canton, Ohio
FAX
Attention: C.E.O.
with a copy to:
Jack Bjerke
Baker & Hostetler
Capitol Square, Suite 2100
Columbus, Ohio 43215-4260
or at such other address as the Company shall have specified by written notice actually received by the addresser.

If to Executive, to Executive at the address provided in the preamble or to csachs@sbcglobal.net or at such other address as Executive shall have specified by written notice actually received by the addresser.

11.4	Entire Agreement and Subsequent Amendments

This Agreement constitutes the entire agreement between the Company and Executive relating to Executive’s employment and supersedes all prior agreements and understandings of the parties hereto, whether oral or written with respect to the subject matter herein.

This Agreement may be amended or altered only by the written agreement of the Company and Executive.

11.5	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflict of law.

11.6	Headings

The descriptive headings of the several sections of this Agreement are inserted for the sole purpose of convenience of reference, and do not constitute part of this Agreement or in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

11.7	Binding Effect; Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of:
(a)	the Company and its successors and assigns; and

(b)	Executive and to the benefit of Executive’s heirs, executors, administrators and legal representatives. Executive’s duties and obligations hereunder are personal and shall not be assignable or delegable in any manner whatsoever.
The Company may assign the obligations under this Agreement (subject to a right of recourse by Executive to the Company in the event of any default under the obligations to Executive hereunder), to an affiliate or to any intermediate parent of the Company.

11.8	Waiver

The failure of either of the parties hereto at any time, to enforce any of the provisions of this agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this agreement or any provision hereof or the right of either of the parties hereto, to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

11.9	Warranty and Capacity to Contract

The Company and Executive hereby represent and warrant to the other that:
(a)	they have full power and authority to execute this Agreement, and to perform their respective obligations hereunder;

(b)	such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would riot) result in any breach of any agreements or other obligations to which Executive or the Company is otherwise bound; and

(c)	this Agreement is a valid binding obligation on Executive and the Company.
11.10	Arbitration

Except to the extent necessary for Executive or the Company to enforce rights under Section 11.9 above, or for the Company to enforce its rights under Section 10 above, or for the Executive to enforce his rights under Section 8, above, any case or controversy arising among the parties hereto under this Agreement, or the subject matter hereof, shall be settled by binding arbitration in Canton, Ohio under the then prevailing rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding and the party against whom the award is rendered (“the non-prevailing party”) shall be specifically instructed in any such award to pay all reasonable attorney’s fees, disbursements of the prevailing party’s legal counsel, arbitration costs, expenses and filing fees incurred by the prevailing party in the arbitration proceeding. The American Arbitration Association shall appoint three (3) arbitrators to preside at the said arbitration proceeding and the arbitrators will determine in their decision and award, which is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses. The arbitrators will render their award, upon the concurrence of at least two (2) of their number, no later than thirty (30) days after the conclusion of the arbitration proceedings. Judgment may be entered on the award of the arbitrators and may be enforced in any court of competent jurisdiction.

11.11	Remedies

All remedies hereunder are cumulative, are in addition to any other remedies provided by law and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy exclusively or to preclude the exercise of any other remedy. No failure or delay in exercising any right or remedy shall operate as a waiver thereof or modify the terms of this Agreement.

11.12	Survival

Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section 8; and Section 9; and Section 10; and Section 11.1; and the other provisions of this Section 11 (to the extent necessary to effectuate the survival of Section 11) shall survive termination of this Agreement and any termination of Executive’s contract hereunder.

11.13	Costs of Preparation and Negotiation of Agreement

The Company shall be fully responsible for payment of its own costs and expenses incurred in the preparation and negotiation of this Agreement and all documents related thereto.
IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.
BY CHRISTOPHER R. SACH   /s/ Christopher R. Sachs____(“Executive”)
Executed at Canton, OH on February 2, 2006

/s/ Dennis C. Rushovich Dennis C. Rushovich, CEO

BY HARTVILLE GROUP, INC.
Executed at Canton, OH on February 2, 2006

Exhibit A — Position Description

Titles:	Chief Financial Officer of Hartville Group, Inc
Reporting Lines:	Chief Executive Officer of Hartville Group, Inc
Responsibilities and Duties with regard to Companies Managed by Executive
As provided in Bylaws of Hartville Group Inc.